EXHIBIT 97.1

AMENDED AND RESTATED CLAWBACK POLICY

Purpose

Evertec is establishing this Clawback Policy (this “Policy”) to encourage sound financial reporting, increase individual accountability and help ensure that Covered Officers (as defined below) act in the best interests of Evertec and its affiliates and their respective stakeholders at all times. This Policy has been adopted by Evertec’s Board and is amended and restated effective October 2, 2023 (the “Effective Date”).

Administration

The Board shall administer this Policy. Subject to the provisions of this Policy, the Board shall make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary or advisable. The Board may delegate its authority under this Policy to the Committee, to the extent required by the Applicable Rules. All determinations and interpretations made by the Board (or the Compensation Committee, if applicable) shall be final, binding and conclusive.

Key Terms

Board – means the Board of Directors of Evertec.

Committee – means the Compensation Committee of the Board (or, in the absence of such a committee responsible for executive compensation decisions, a majority of the independent directors serving on the Board).

Covered Officers – as defined in Section 1(a) of this Policy.

Evertec – means Evertec, Inc. and all its affiliates and subsidiaries.

Policy

1.    Coverage.

a.    Covered Officers. All officers (as defined by Section 16 of the Securities Exchange Act of 1934 and the regulations promulgated thereunder) and all Executive Vice-Presidents are “Covered Officers.” In addition, the Board may designate other employees as “Covered Officers” (or remove such designations to the extent required by Applicable Rules) from time to time. For purposes of this Policy, the term “Covered Officer” means any current or former Covered Officer.

b.    Covered Compensation Arrangements; Effective Date. This Policy applies to all short- or long-term cash incentives and bonuses, stock options, equity or equity-based awards, whether performance-based or service based (including without limitation Restricted Stock Units as defined in and granted under Evertec, Inc. 2013 Equity Incentive Plan or any successor thereto), or other incentive compensation (collectively, the “Incentive Compensation”). For the avoidance of doubt, none of the following shall be deemed to be Incentive Compensation: salary, compensation under plans qualified under Section 401 or 423 of the U.S. Internal Revenue Code (the “Code”) or substantially similar plans qualified under non-U.S. law, “other” compensation arising from reasonable relocation expenses, elective deferrals of salary, programs provided to salaried employees generally in which the level of benefits is not determined by the employee’s level of compensation, and programs that provide a de minimis amount of compensation, in each case as determined by the Board. This Policy shall apply only to Incentive Compensation received on or after the Effective Date by a person who is or becomes a current or former Covered Officer.

c.    Triggering Event. For purposes of this Policy, a “Triggering Event” means the occurrence any of the following:

(i)    Evertec is required to prepare an accounting restatement (as defined under applicable rules) due to Evertec’s material noncompliance with any financial reporting requirement (a “Restatement”), provided that, for the avoidance of doubt, an accounting restatement that occurs as a result of a change in accounting principles shall not be deemed a Triggering Event under this clause (i);

(ii)    A Covered Officer violated any Material Policy (as defined below) while a Covered Officer, and such violation caused demonstrable material injury, damage or loss to Evertec or any of its affiliates; and

(iii)    During employment with Evertec and its affiliates, a Covered Officer engaged in an act that constitutes fraud in connection with the performance of his or her duties with Evertec or any of its affiliates, in any such case without regard to whether the individual was a Covered Officer at the time of such fraud, and such fraud caused demonstrable material injury, damage or loss to Evertec or any of its affiliates.

The Board may from time to time request that a Covered Officer certify on a form acceptable to the Board that he or she has not engaged in conduct constituting a Triggering Event.

For purposes of this Policy, a “Material Policy” means Evertec’s Code of Conduct (or similar policy implemented in its place or outside the U.S.), Evertec’s policies dealing with insider trading, hedging and pledging, harassment (sexual or otherwise), bribery or other similar conduct or any other policy the Board specifically determines is a Material Policy.

2.    Exercise of Clawback Authority

If a Triggering Event occurs with respect to a Covered Officer, the Board may seek to require the forfeiture or repayment of the pre-tax amount of the award, vesting or amount of any Incentive Compensation received by the Covered Officer, including, such amount that is equal to the difference between the compensation received and the amount that would have been received had it been calculated based on the Restatement, as applicable, within the three (3) years prior to the occurrence of the Triggering Event. The Board may seek such forfeiture or recoupment from the Covered Officer from any of the following sources in the Board’s discretion: prior Incentive Compensation payments; future Incentive Compensation payments; cancellation of outstanding equity awards; future equity awards; and direct repayment.

Notwithstanding the foregoing, in the event that the Triggering Event is a Restatement under Section 1(c)(i), the Board shall seek recovery of any amount of Incentive Compensation from those Covered Officers that is required by, and in compliance with, the Applicable Rules.

Notwithstanding the foregoing or anything herein to the contrary (unless otherwise required by the applicable rules), the Board may not seek recovery of any amount of Incentive Compensation by reducing any future amount that is payable and/or to be provided to the Covered Officer and that is considered “non-qualified deferred compensation” under Section 409A of the Code and the regulations and guidance promulgated thereunder. Any forfeiture or recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or Evertec policy, including termination of employment or institution of civil proceedings.

3.    Limitations
The authority set forth in Section 2 of this Policy shall be limited to the extent that it would violate any applicable statute or government regulation or where the Committee makes a determination of impracticability in accordance with the Applicable Rules, such as where (1) the Company furnishes documentation to the applicable exchanges showing that the direct costs of recovery would exceed the amount of recovery or (2) an opinion of counsel is provided stating that recovery would violate home-country law.

4.    Acknowledgement by Covered Officers

The Board or its delegate shall provide notice and seek written acknowledgement of this Policy, in the form attached hereto as Annex A, from each Covered Officer as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as a Covered Officer; provided, however, that failure to obtain such acknowledgement shall have no impact on the enforceability of this Policy.

5.    Amendment and Termination; Interpretation

The Board may, from time to time, terminate, suspend, discontinue, revise or amend this Policy in any respect whatsoever, and (except as described in the immediately following paragraph) any such amendment will apply to Incentive Compensation granted on or after the effective date of that amendment. Nothing in this Policy will be deemed to limit or restrict Evertec from providing for forfeiture or repayment of compensation (including Incentive Compensation) under circumstances not set forth in this Policy.

This Policy shall be interpreted in a manner that is consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 10D of the Securities Exchange Act of 1934 or otherwise (the “Applicable Rules”) and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Board. To the extent the Applicable Rules or other applicable law require recovery of incentive-based compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict Evertec’s right or obligation to recover incentive-based compensation to the fullest extent required by the Applicable Rules or other applicable law, including any forfeiture or repayment as may be required by a Covered Officer to comply with (i) Section 304 of Sarbanes- Oxley Act of 2002, and any implementing rules and regulations adopted thereunder, or (ii) any applicable rules under the laws of any other jurisdiction. This Policy shall be deemed to be automatically amended, as of the date the Applicable Rules become effective with respect to Evertec, to the extent required for this Policy to comply with the Applicable Rules, and any such amendment shall apply to Incentive Compensation granted either before or after that amendment to the extent the Applicable Rules so require.

6.    Indemnification

No member of the Board or employee of Evertec in each case exercising such person’s responsibilities under this Policy (each, an “Indemnitee”) will have liability to any recipient of an award of Incentive Compensation or any other person for any action taken or omitted to be taken or any determination made in good faith with respect to this Policy. Evertec shall indemnify, defend, and hold harmless each Indemnitee from and against any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnitee in connection with or resulting from any action, suit or proceeding to which such Indemnitee may be a party or in which such Indemnitee may be involved by reason of any action taken or omitted to be taken under this Policy and from and against any and all amounts paid by such Indemnitee, with Evertec’s approval, in settlement thereof, or paid by such Indemnitee in satisfaction of any judgment in any such action, suit or proceeding against such Indemnitee. The foregoing rights of indemnification, defense, and hold harmless shall not be available to an Indemnitee to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that such Indemnitee’s acts or omissions giving rise to the indemnification claim resulted from such Indemnitee’s bad faith, fraud or willful misconduct. The foregoing rights of indemnification, defense, and hold harmless will not be exclusive of any other rights of indemnification to which Indemnitees may be entitled under Evertec’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that Evertec may have to indemnify or defend such persons or hold them harmless. For the avoidance of doubt, the foregoing right of indemnification, defense, and hold harmless shall not be available to a Covered Officer with respect to the forfeiture or recovery of an award or other payment made to such Covered Officer.
7.    Severability

If any provision of this Policy or its application to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provision shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

8.    Arbitration Agreement

Any controversy, dispute or claim arising out of or relating to this Policy which the parties are unable to resolve by mutual agreement, shall be settled by submission by either the Covered Officer or Evertec of the controversy, claim or dispute to binding arbitration in San Juan, Puerto Rico (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect. In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding, conclusive and not appealable on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall bear its own litigation costs and expenses (including, without limitation, legal counsel fees and expenses); provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its reasonable attorneys’ fees and costs. Upon the request of either of the Parties, at any time prior to the beginning of the arbitration hearing the Parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. In any arbitration, neither of the Parties will be entitled to present, maintain or participate in a class, collective or representative complaint, and the arbitrator will have no authority over any of said claims or actions.

9.    Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS POLICY.
10.    Successors

This Policy shall be binding and enforceable against all Covered Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

Annex A

ACKNOWLEDGEMENT AND CONSENT TO
AMENDED AND RESTATED CLAWBACK POLICY

The undersigned has received a copy of the Amended and Restated Clawback Policy (the “Policy”) adopted by the Board of Directors of Evertec, Inc. (the “Company”).

For good and valuable consideration, the receipt of which is acknowledged, the undersigned agrees to the terms of the Policy and agrees that compensation received by the undersigned may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary. The undersigned further acknowledges and agrees that the undersigned is not entitled to indemnification in connection with any enforcement of the Policy, to the extent set forth in this Policy, and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise.

___________________ Date	________________________________________ Signature
________________________________________ Name of the Covered Officer
________________________________________ Title